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                    June 1, 2022

       Lance Barton
       Chief Financial Officer
       PLBY Group, Inc.
       10960 Wilshire Blvd.
       Suite 2200
       Los Angeles, CA 90024

                                                        Re: PLBY Group, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 16,
2022
                                                            File No. 001-39312

       Dear Mr. Barton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Jason Cabico, Vice
President, Legal